Exhibit 99
FirstEnergy Nuclear Operating Company                 For Immediate Release
Davis-Besse Nuclear Power Station
5501 N. State Route 2
Oak Harbor, Ohio 43449

News Media Contact:
Richard Wilkins
(419) 321-7129



                      DAVIS-BESSE EXTENDS REFUELING OUTAGE


FirstEnergy Nuclear Operating Company (FENOC), a subsidiary of Akron, Ohio-based FirstEnergy Corp. (NYSE: FE), announced today it expects the refueling and maintenance outage for the Davis-Besse Nuclear Power Station to be extended by 60 to 90 days, although the exact length of the outage has not yet been determined.

Originally scheduled to return to service by the end of March, the plant will remain off line while crews complete repairs on the reactor head. Those repairs include fixing five Control Rod Drive Mechanism nozzles, as well as damage caused by boric acid corrosion in and around one of the nozzle penetration holes.

As plant officials continue to investigate the cause of the problem, they are providing information to the Nuclear Regulatory Commission's (NRC) Augmented Inspection Team, composed of metallurgical and engineering specialists who arrived on site yesterday. In addition to monitoring the investigation, the NRC will review and approve the final plan for repairing the corrosion problem. Information from the investigation will help regulators and other plant operators determine if similar conditions might exist at other plants.


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Supplemental information is included in a March 13, 2002, letter addressed to the investment community that will be posted on the Investor Relations home page at FirstEnergy's Internet site: www.firstenergycorp.com/ir.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, legislative and regulatory changes or approvals (including revised environmental requirements), availability and cost of capital, inability to accomplish or realize anticipated benefits of strategic goals and other similar factors.

                                    (031302)

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